Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-180485) pertaining to the Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan of our report dated March 5, 2012, with respect to the consolidated balance sheet of Transocean Pacific Drilling Inc. as of March 31, 2011 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the three months ended March 31, 2011, included in this Annual Report (Form 20-F) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Houston, Texas

March 3, 2014